Exhibit 19.1

ENTRADA THERAPEUTICS, INC.
SECOND AMENDED AND RESTATED INSIDER TRADING POLICY

This memorandum sets forth the policy of Entrada Therapeutics, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Second Amended and Restated Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy and applicable laws. Our Board of Directors (“Board”) has approved this Insider Trading Policy, and we have appointed Jared Cohen, the Company’s General Counsel, as the Compliance Officer (the “Compliance Officer”) to administer the Insider Trading Policy and to be available to answer your questions.

PART I. OVERVIEW

A.To Whom does this Insider Trading Policy Apply?
This Insider Trading Policy is applicable to the Company’s directors, officers, employees and designated consultants and applies to any and all transactions by such persons and their Affiliated Persons (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
In addition, all directors, officers, employees and designated consultants must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”) (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Insiders”). Generally, the Trading Procedures provide rules for when Insiders can trade in our securities and explain the process for mandatory pre-clearance of proposed trades. You will be notified if you are required to comply with the Trading Procedures.
This Insider Trading Policy, including, for Insiders, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):
•“Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.));
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.
In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the first trading day after any material nonpublic information known to you has become public or is no longer material.
B.What is Prohibited by this Insider Trading Policy?
You and your Affiliated Persons are prohibited from engaging in insider trading and from otherwise trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.
Prohibition on Trading in Company Securities

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When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied.
The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
The trading prohibitions in this Insider Trading Policy do apply, however, to: the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Prohibitions on Tipping
Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.
Prohibition on Trading in Securities of Other Companies
Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company’s distributors, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of

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companies in either of the foregoing categories, you should consult with the Compliance Officer before trading in any of those company’s securities.
Additionally, if you believe you may be in possession of nonpublic information about the Company that could potentially have a material effect on the stock price of a company with which the Company does not have an existing business relationship or with which the Company is not discussing a potential transaction or business relationship, you should exercise caution when trading in the securities of that company because the U.S. Securities and Exchange Commission (the “SEC”) has successfully brought an insider trading claim against an insider in those circumstances.
Other Prohibited Transactions
•No Short Sales. You may not at any time sell any securities of the Company that are not owned by you at the time of the sale (a “short sale”).
•No Purchases or Sales of Derivative Securities or Hedging Transactions. You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to the Company’s securities.
•No Company Securities Subject to Margin Calls. You may not use the
Company’s securities as collateral in a margin account.
•No Pledges. You may not pledge Company securities as collateral for a loan (or modify an existing pledge).
Duration of Trading Prohibitions
These trading prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
C.What is Material, Nonpublic Information?
This Insider Trading Policy prohibits you from trading in the securities of the Company or any other company if you are in possession of information about the Company or any other company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer.
“Material” Information

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Information about the Company or any other company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or potential investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company or any other company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information about other companies covered by this Insider Trading Policy that would preclude you from trading in their securities.
In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•developments regarding any programs in preclinical or clinical development, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed preclinical studies or clinical trials;
•developments regarding the intellectual property and/or freedom to operate for any of the current programs or product candidates under development;
•projections of future earnings or losses, or other earnings guidance;
•quarterly financial results that are known but have not been publicly disclosed;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•a cybersecurity incident;
•significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•potential defaults under the Company’s credit agreements or indentures, or potential material liquidity issues; and
•bankruptcies or receiverships.
By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations

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as to their materiality (although some determinations will be reached more easily than others). For

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example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.
The SEC has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
“Nonpublic” Information
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access.
Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the completion of one full day of trading following the Company’s public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.
For example, if the Company publicly discloses material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company publicly discloses this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

D.What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends of insiders, and trading involving only a small number of shares.
The penalties for violating rules against insider trading can be severe and include:
•forfeiting any profit gained or loss avoided by the trading;

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•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2.5 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading or know of any such violation by any director, officer, employee or designated consultant of the Company, you should report the violation immediately to the Compliance Officer. However, if the conduct in question involves the Compliance Officer, or if you have reported such conduct to the Compliance Officer and you do not believe the Compliance Officer has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the Chief Executive Officer.

PART II. TRADING PROCEDURES
A.Special Trading Restrictions Applicable to Insiders
In addition to needing to comply with the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.Special Blackout Periods.

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There are times when the Company or certain members of its Board of Directors or senior management or support staff may be aware of a material, nonpublic development.

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Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company. Therefore, Insiders may not trade in Company securities if they are notified by the Compliance Officer that the trading window is closed. The Compliance Officer will subsequently notify the Insiders once the material, nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development.

2.Gifts and Other Distributions in Kind.
No Insider may donate or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade. In addition to charitable donations or gifts to family members, friends, trusts, or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy. Making a gift shall be considered trading in securities for the purposes of the Pre-Clearance Procedures and Post-Trade Reporting Procedures in Section II.B. below.
B.Pre-Clearance Procedures
No Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his own trades from the Chief Executive Officer.
1.Procedures. No Insider may trade in Company securities unless:
•The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
•If the Insider is an executive officer or director, the Insider has informed the Compliance Officer, using the Stock Transaction Request form attached

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hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and
(b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail (which may be email).
The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
2.Additional Information.
Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.
3.Notification of Brokers of Insider Status
Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their Affiliated Persons has been pre-cleared by the Company; and (c) the broker is expected to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.
4.No Obligation to Approve Trades.
The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion.
From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests

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pre-clearance to trade in the Company’s securities during the pendency of such an event, the
Compliance Officer may reject the trading request without disclosing the reason.
5.Completion of Trades.
After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material, nonpublic information.
6.Post-Trade Reporting.
Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price, broker-dealer through which the transaction was effected, and whether the trade was made pursuant to a valid Rule 10b5-1 Plan (as defined below). This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
C.Exemptions
1.Pre-Approved Rule 10b5-1 Plan.
Transactions effected pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.
The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

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2.Employee Benefit Plans.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2021 Employee Stock Purchase Plan.
However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.
D.Waivers
A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer, and any such waiver shall be reported to the Audit Committee of the Board of Directors.
PART III. AMENDMENT
This Insider Trading Policy may be amended from time to time with the approval of the Board or a designated committee thereof.
PART IV. ACKNOWLEDGEMENT

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This Insider Trading Policy will be delivered to all current Insiders and to all future directors, officers, employees and designated consultants at the start of their employment or

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relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto must be completed and returned to the Company within ten
(10) days of receipt to (which may be by email):
Attention: Compliance Officer Entrada Therapeutics, Inc.
One Design Center Place, Suite 17-500 Boston, MA 02210

This acknowledgment will constitute consent for the Company to impose sanctions for violation of this Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All directors, officers, employees and designated consultants will be required upon the Company’s request to re-acknowledge and agree to comply with this Insider Trading Policy (including any amendments or modifications thereto). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with this Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his designee.
*    *    *
Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer at compliance@entradatx.com.

Adopted: June 8, 2023
Effective: June 8, 2023
Amended and Restated: January 21, 2025

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EXHIBIT A
STOCK TRANSACTION REQUEST

Pursuant to Entrada Therapeutics, Inc.’s Insider Trading Policy, I hereby notify Entrada Therapeutics, Inc.
(the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name:
INTENT TO PURCHASE
Number of shares:
Intended trade date:
Means of acquiring Acquisition through employee benefit plan (please specify):
shares:
Purchase through a broker on the open market
Other (please specify):
INTENT TO SELL
Number of shares:
Intended trade date:
Means of selling Sale through employee benefit plan (please specify):
shares:
Sale through a broker on the open market
Other (please specify):
 SECTION 16     RULE 144 (Not applicable if transaction requested involves a purchase)
    I am not subject to Section 16.        I am not an “affiliate” of the Company and the
transaction requested above does not involve the
sale of “restricted securities” (as such terms are
    To the best of my knowledge, I have not    defined under Rule 144 under the Securities Act of (and am not deemed to have) engaged in an    1933, as amended).
opposite way transaction within the previous
6 months that was not exempt from Section        To the best of my knowledge, the transaction 16(b) of the Exchange Act.        requested above will meet all of the applicable
conditions of Rule 144.
    None of the above.
    The transaction requested is being made pursuant
to an effective registration statement covering such transaction.
    None of the above.

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CERTIFICATION
I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination of my employment.

Insider’s Signature    Date

AUTHORIZED APPROVAL Signature of Compliance Officer (or designee) Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

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EXHIBIT B
ACKNOWLEDGMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy of Entrada Therapeutics, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons”. I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plan(s) against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.
This acknowledgement constitutes consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any stop- transfer orders to the Company’s transfer agent that the Company, in its sole discretion, deems appropriate to ensure compliance.

Date:         Signature:

Name:

Title:

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